Exhibit 10.2

EMPLOYMENT AGREEMENT

FOR THE

PRESIDENT AND CHIEF EXECUTIVE OFFICER

November 15, 2018

EXECUTIVE AGREEMENT

Agreement made this 15th day of November 2018 between FEDERAL LIFE GROUP, INC., a Pennsylvania corporation; FEDERAL LIFE INSURANCE COMPANY, an Illinois stock life insurance company, and any subsidiaries or affiliates (hereinafter referred to as the “Corporation”) and WILLIAM S. AUSTIN (hereinafter sometimes referred to as the “President”).

William S. Austin was presently employed by the Federal Life Insurance Company as its President and Chief Operating Officer pursuant to an executive agreement dated November 30, 2017 (the “Prior Employment Agreement”).

The Board of Directors of the Corporation desire to provide for the continued employment of the President which the Board has determined will be in the best interests of the policyholders of Federal Life Insurance Company and the Corporation and will enforce and encourage the continued attention and dedication of the President to the Corporation. The President is willing to commit himself to continue to serve the Corporation on the terms and conditions herein provided.

In order to effect the foregoing, the Corporation and the President wish to enter into an agreement on the terms and conditions set forth below.

Accordingly, in consideration of the promises and the respective covenants and agreements herein contained, in further consideration of services performed and to be performed by the President and intending to be legally bound, the parties hereto agree as follows:

1.	Employment.

A.	The Corporation agrees to employ the President as President and Chief Executive Officer of the Corporation after the Conversion and the President agrees to serve in such role during the term of employment as set forth in this Agreement.

B.	If at any time William S. Austin is not in employed as an officer as provided in Paragraph 1A, he shall have the right, by written notice to the Corporation, to terminate his services hereunder effective as of the last day of the month following the receipt by the Corporation of any such written notice and the he shall have no other obligations under this Agreement. His termination of services under this Paragraph shall be treated as a termination of employment by the Corporation other than for material breach or just cause on his part and accordingly, shall be governed by the provisions of Paragraph 7A of this Agreement.

1

2.	Term of Employment.

The initial term of employment, as this phrase is used throughout this Agreement, shall be for the period beginning on the date of this Agreement and ending three (3) years thereafter consistent with the provisions of Chapter 215 ILCS 5/245, as it exists at the time this Agreement is executed. This agreement is automatically extended each day for an additional day except that a notice of non-extension may be given at any time by the Board of Directors of the Corporation in which case the term of employment will expire at the end of its then current term.

3.	President’s Duties During Term of Employment.

The President shall devote his full business time (with allowances for vacations and sick leave) and attention and best efforts to the affairs of the Corporation and their subsidiaries and affiliates during the term of employment; provided, however, that he may serve as a director of other corporations and entities and may engage in other activities to the extent that they do not inhibit the performance of his duties hereof or conflict with the business of the Corporation.

4.	Compensation.

The President’s base salary shall be Four Hundred Thousand Dollars ($400,000). The President base salary will be determined each year by the Corporation’s Board of Directors Compensation Committee at its annual meeting (but shall not be less than the amount set forth herein) and will be paid in substantially equal monthly installments plus a bonus determined annually by the Compensation Committee based upon determination of the Compensation Committee as to the performance of the President. Any annual increase to the base salary shall be become the base salary as set forth herein.

5.	Other Benefits.

In addition to the compensation provided for herein, the President shall be entitled to participate in any and all employee benefit programs of the Corporation as currently in effect. Further, the President shall be entitled to receive prompt reimbursement for all expenses which he deems reasonably incurred by him in performing services hereunder provided such expenses are incurred and accounted for in accordance with the policies and procedures presently established by the Corporation.

2

6.	Counsel Fees and Indemnification.

A.	In the event that: (1) the Corporation terminates or seeks to terminate this Agreement alleging as justification for such termination a material breach by the President or causes hereinafter set forth and the President disputes such termination or attempted termination; and/or (2) the President elects to terminate his services hereunder pursuant to Paragraph 1B of this Agreement; the Corporation disputes its obligations to pay to the President that portion of his base salary as hereinafter provided; the Corporation shall pay or reimburse to the President all reasonable costs incurred by him in such dispute, including attorney’s fees and costs providing the President shall prevail in such action.

B.	The Corporation further represent and warrant: (1) that the President is and shall continue to be covered and insured up to the maximum limits provided by all insurance that the Corporation maintain to indemnify their directors and officers, and (2) that the Corporation will exert their best efforts to maintain such insurance at least at its present limits in effect throughout the term of the President’s employment.

C.	The Corporation hereby warrants and represents that the undertakings of payment indemnification and maintenance of such insurance coverage for the President set out above are not in conflict with the charter of the Corporation or its By-Laws or with any validly existing agreement or other proper corporate action of the Corporation.

7.	Termination.

A.	Termination by the Corporation other than for Material or Just Cause.

If the Corporation shall terminate the President’s employment during the term of employment for other than a material breach of this Agreement or “just cause”, as herein defined, the President shall have no obligation to seek other employment in mitigation of damages in respect of any period following the date of such termination and the President shall be entitled to receive from the Corporation the full base salary to which he is then entitled to the end of the term of employment which shall be payable to the President in monthly installments without regard to, or reduction because of, any other compensation or income which the President receives or is entitled to receive whether from the Corporation or otherwise. It is stipulated that any payments made in accordance with the foregoing shall be paid to and received by the President as liquidated damages for the unwarranted termination of his employment and not as penalties and he shall be entitled to receive no further sums under this Agreement except as such that have accrued as of the date of termination or as otherwise specifically provided in this Agreement. In view of the fact that the term of this Agreement is for three (3) years pursuant to the provisions of the aforesaid described Chapter 215 ILCS 5/245, it is contemplated that the payments provided to be made by virtue of this provision shall be completed at the expiration of three (3) years from the date of such termination.

3

It is further understood that coverage under the Home Office Employees’ Group Health Plan during the period when payments are being made under this paragraph or Paragraph 7C will continue at the same price as if employment had continued.

B.	Termination by the Corporation for Material Breach or for Just Cause.

“Just cause” shall mean willful misconduct, dishonesty, conviction of (or plea of nolo contendre to) a felony, habitual drunkenness or excessive absenteeism not related to illness. Should the President’s employment be terminated by the Corporation for a material breach of this Agreement or for “just cause”, the Corporation shall be obligated to pay the President his then base salary only through the end of the month during which such termination occurs plus such other sums as are payable to the President under this Agreement and which have accrued as of the end of such month.

The termination of employment of the President shall not be deemed to be for “Just cause” unless and until there shall have been delivered to the President a copy of a resolution duly adopted by the affirmative vote of not less than 66% of the entire membership of the Corporation’s Board (excluding the President) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the President and the President is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the President is guilty of the conduct described above, and specifying the particulars thereof in detail

C.	Termination by the President.

Without prejudice to the provisions of Paragraph 1B of this Agreement, it is agreed that if during the term of employment the President resign employment for “Good Reason.” Any such resignation shall not be deemed to be a material breach by the President of this Agreement.

The term “Good Reason” shall mean (i) a material diminution in salary, (ii) a material diminution in authority, duties or responsibilities, or (iii) a reassignment which assigns full-time employment duties to President at a location more than fifty (50) miles from the Corporation’s principal executive office on the date of this Agreement, in all cases after notice from President to the Corporation within ninety (90) days after the initial existence of any such condition that the condition constitutes Good Reason and the failure of the Corporation to cure such situation within thirty (30) days after said notice.

4

It is further agreed that upon such resignation, except for obligations of either party to the other which have accrued as of the date of the President’s resignation or as otherwise specifically provided in this Agreement, the President shall be entitled to receive the compensation provided under Paragraph 7A of this Paragraph 7 as if such termination was by the Corporation other than for material breach or other just cause. It is provided, however, that the President’s obligation of non-disclosure as provided in Paragraph 11 of this Agreement shall remain undiminished and in full force and effect and the obligation of the President under Paragraph 8 of this Agreement not to compete shall continue for the period during which payments continue to be made to the President under the provisions of Paragraph 7A.

8.	Non-Competition.

A.	Except as is otherwise provided in Paragraph 7C, it is agreed that during the term of employment and during any period in which the President is receiving compensation as provided in Paragraphs 4 and 7, the President will not without the prior approval of the Executive Chairman of the Board of the Corporation become an officer, employee, agent, partner or director of any business enterprise which is in substantial direct competition (as defined below) with the Corporation as the business of the Corporation may be constituted during the term of employment or at the termination thereof.

B.	If the President’s employment by the Corporation is terminated by the President during the term of employment, the President shall not during the period in which he is compensated under the provisions of Paragraphs 7A and 7C following such termination become an officer, employee, agent, partner or director of any business enterprise in substantial direct competition with the Corporation as the business of the Corporation may be constituted at the time of such termination.

C.	For the purpose of this Paragraph 8, a business enterprise with which the President becomes associated as an officer, employee, agent, partner or director shall be considered in “substantial direct competition” if during a year when such competition is prohibited its sales of any product or service which is competitive with a product or service furnished by the Corporation amount to more than ten percent (10%) of the Corporation’s total combined sales of its products or services. This provision shall be effective during the period in which the President is receiving payments from the Corporation under the provisions of Paragraphs 7A and 7C.

9.	Effect of Death and Disability.

A.	In the event of death of the President during the period of employment, the legal representative of the President shall be entitled to the base salary provided for in Paragraph 4 for the month in which death shall have taken place at the rate being paid at the time of death and the period of employment shall be deemed to have ended as of the close of business on the last day of the month in which death shall have occurred but without prejudice to any payments due in respect to the President’s death.

5

It is further understood that the foregoing shall not foreclose the Board of Directors of the Corporation from voting to continue the compensation of the President to his widow for a reasonable period after his death.

B.	If, as a result of the President’s incapacity due to physical or mental illness, the President shall have been absent from his duties hereunder on a full-time basis for the entire period of nine (9) consecutive months, the period of employment shall be deemed to have ended as of the close of business on the last day of such nine (9) month period but without prejudice to any payments due to the President in respect to disability.

In the event of disability of the President during the period of employment, the President shall be entitled to the base salary provided of in Paragraph 4 above at the rate being paid at the time of the commencement of disability for the first nine (9) month period of such disability. Thereafter, the President shall receive fifty percent (50%) of such rate being paid at the time of the commencement of disability for the remaining term provided for in this Agreement; provided, however, that this Agreement after the expiration of the nine (9) month period shall be reduced by any payments to which the President may be entitled for the payment period because of disability under any disability plan of the Company or of any subsidiary or affiliate thereof.

10.	Successors or Assigns.

Any successor or assign (whether direct or indirect by purchase, merger, consolidation or change of control) shall absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no succession or assignment had taken place. The Corporation agrees that it will require any successor, or assign, under the circumstances herein above set forth, to expressly, absolutely and unconditionally assume and agree to perform this Agreement. Any failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the President to terminate under the provisions of Paragraph 7A. As used in this Paragraph the Corporation shall mean the Federal Life Group, Inc., Federal Life Insurance Company and any successor of their business and/or assets as aforesaid which executes and delivers the agreement provided for in this Paragraph or which otherwise becomes bound by the terms and conditions of this Agreement by operation of law.

6

This Agreement shall inure to the benefit of and be enforceable by the President’s legal representative, executors, administrators, successors, heirs, devisees, designees and legatees. If the President should die while any amounts are still payable to him hereunder such amounts unless otherwise provided for herein shall be paid in accordance with the terms of this Agreement to the President’s devisees, legatees, or other designees, or, if there be no such designees, to the President’s estate.

11.	Non-disclosure.

The President agrees that he shall not at any time while receiving compensation from the Corporation disclose or use, except in the course of his employment with the Corporation in the pursuit of the business of the Corporation, any confidential information or proprietary data of the Corporation whether such information or proprietary data is in his memory or embodied in writing or other physical form.

12.	Conflicts.

Any paragraph, sentence, phrase or other provision of this President Employment Agreement which is in conflict with any applicable statute, rule or other law shall be deemed, if possible, to be modified or altered to conform thereto or, if not possible, to be omitted here from. The invalidity of any portion hereof shall not affect the form and effect of the remaining valid portions hereof. Paragraph headings are included herein for convenience and are not intended to affect in any way the interpretation of any remaining paragraphs of this Agreement.

13.	Governing Law.

This President Employment Agreement is governed by and is to be construed in accordance with the laws of the State of Illinois.

14.	Notice.

All notices shall be in writing and shall be deemed effective when delivered in person, or 48 hours after deposit thereof in the U.S. mails, postage pre-paid, for delivery as registered mail, return-receipt requested, addressed in the case of the President to his last known address as carried on the personnel records of the Corporation and in the case of the Corporation to the corporate headquarters to the attention of the Executive Chairman thereof or to such other address as the parties to be notified may specify by notice to the other party.

7

15.	Arbitration.

A.	Any controversy or claim arising out of or relating to this Agreement or any breach thereof shall be settled by arbitration before three (3) arbitrators, as provided below, and judgment of the award rendered which the arbitrators, or at least a majority of the arbitrators, may be entered in any court having jurisdiction thereof.

B.	Each party shall appoint a disinterested and neutral arbitrator and the two thus appointed shall appoint a third disinterested and neutral arbitrator. If the two arbitrators so chosen cannot agree on the appointment of a third arbitrator then such arbitrator shall be appointed by the then Chief Judge of the United States District Court of Illinois.

16.	Representation and Warranties.

The Corporation represents and warrants that the execution of this Agreement by the Corporation has been duly authorized by resolution of its Board of Directors.

17.	Modification.

No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the President and the Corporation. No waiver by either party hereto at any time by any breach of any part hereto of any compliance with any conditions or provisions of this Agreement to be performed by such party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18.	Compliance with Code Section 409A.

A.	Notwithstanding any provision of this Agreement to the contrary, the President’s employment will be deemed to have terminated on the date of the President “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Corporation.

B.	It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations and guideline issued thereunder to the extent that any compensation and benefits provided hereunder constitute deferred compensation subject to Code Section 409A. This Agreement shall be interpreted on a basis consistent with this intent. The parties will negotiate in good faith to amend this Agreement as necessary to comply with Section 409A in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 18 shall subject the Corporation to any claim, liability, or expense, and the Corporation shall not have any obligation to indemnify or otherwise protect the President from the obligation to pay any taxes pursuant to Section 409A of the Code.

8

C.	For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments will be deemed a separate payment.

D.	Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Code Section 409A would otherwise be payable or distributable under this Agreement by reason of the President’s separation from service during a period in which he is a “specified employee” (as defined under Code Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by the Corporation under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)	if the payment or distribution is payable in a lump sum, the President’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the President’s death or the first day of the seventh month following the President’s separation from service; and

(ii)	if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the President’s separation from service will be accumulated and the President’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the President’s death or the first day of the seventh month following the President’s separation from service, whereupon the accumulated amount will be paid or distributed to the President and the normal payment or distribution schedule for any remaining payments or distributions will resume.

This Section 18(D) should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii)(or any successor provision) to amounts payable hereunder (or any portion thereof).

9

IN WITNESS WHEREOF, the Corporation, by order of their Board of Directors, has caused this Agreement, consisting of ten (10) pages, to be signed in its corporate name by the duly authorized Director and impressed with its corporate seal, attested by its Secretary and the Director has hereunto set his hand on the day and year first above written.

ATTEST:	FEDERAL LIFE GROUP, INC.

By:
Secretary		Director – Authorized

By:
Witness		William S. Austin

10